Exhibit 99.1

Trilogy Metals Reports Fiscal 2021 Year End Results and Files Technical Report for the Bornite Resource Estimate

VANCOUVER, BC, Feb. 11, 2022 /CNW/ - Trilogy Metals Inc. (TSX: TMQ) (NYSE American: TMQ) ("Trilogy Metals", "Trilogy" or "the Company") announces its financial results for the year and fourth quarter ended November 30, 2021.  Details of the Company's financial results are contained in the audited consolidated financial statements and Management's Discussion and Analysis in our annual report on Form 10-K which will be available on the Company's website at www.trilogymetals.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

President's Message

2021 was another pivotal year for the Company as it marked the resumption of in-the-field activities at the Upper Kobuk Mineral Projects ("UKMP"), including significant advancements at the Arctic Project – part of the UKMP. Despite the challenges of the Covid-19 pandemic, which resulted in the suspension of the 2020 field program, the team at Ambler Metals LLC ("Ambler Metals") – our 50/50 joint venture company with South32 Ltd. ("South32") – was able to complete the 2021 program in a safe and effective manner.

Without Ambler Metals' incredible, hard-working, and loyal employees, the 2021 field program would not have been successful. During the 2021 program, Ambler Metals employed on average approximately 70 people at site, of which approximately 50% were Alaskan Natives. Ambler Metals' Alaska Native employees are the backbone of the company, and their experiences, knowledge and culture are what drives our accomplishments.

I also want to acknowledge the Ambler Metals management team, led by Ramzi Fawaz, Kevin Torpy and Rebecca Donald, for their exceptional job in keeping everyone safe through the implementation and management of our Covid-19 safety program. During the summer field season, over 1,000 Covid-19 tests were administered for site travel, of which only one positive case was identified at camp on the very last day of the season. The Ambler Metals team is committed to the safety and well-being of its employees and will continue implementing rigorous safety protocols.

Ambler Access Project
Throughout the last year, there has also been incredible progress in advancing the Ambler Access Project ("Ambler Access Project" or "AAP"), which is the proposed 211-mile (340-km) industrial-use-only road from the UKMP to the Dalton highway.

Recall that in 2020, our infrastructure partner – the Alaska Industrial Development and Export Authority ("AIDEA") – received the Joint Record of Decision ("JROD") from the United States Bureau of Land Management ("BLM"), and the Section 404 Permit from the United States Army Corps. of Engineers ("USACE"). These are the two key permits required for the road. As previously disclosed, lawsuits were filed shortly thereafter by a coalition of national and Alaska environmental non-government organizations in response to the BLM's issuance of the JROD for the Ambler Access Project and the lawsuits are ongoing.

Subsequently, there have been several positive developments with the AAP starting with a funding agreement between AIDEA and Ambler Metals, in which both parties have each committed $35 million towards the pre-development work on the AAP.

Also in early 2021, AIDEA signed agreements for Right-of-Ways for the AAP with the BLM and the National Parks Service. AIDEA also signed a land access agreement with Doyon, Limited, which is an Alaska Native regional corporation. This agreement allows AIDEA to carry out feasibility and permitting activities on Doyon land.

During the summer of 2021, AIDEA commenced formal field work on the proposed road. The budgeted $13 million program involved cultural heritage work, aquatic habitat studies and geotechnical work. On February 4, 2022, AIDEA announced the approval of the 2022 program and budget for the AAP of $30.8 million, of which $15.4 million will be funded by AIDEA and $15.4 million will be funded by Ambler Metals. During the 2022 field season, AIDEA will be carrying out additional work, including geotechnical studies, right-of-way surveys, environmental studies, road and bridge engineering design work, and cultural heritage work. Nearly 50 local jobs have been identified for the 2022 field season.

Arctic Project
Despite challenging weather and recruitment issues, we were still able to make tangible progress at the Arctic Project. During the summer drilling campaign, we drilled 18 drill holes totaling 4,131 meters. The goal of this program was to convert a portion of the mineral resources from the indicated category to the measured category and provide material for metallurgical testing and geotechnical information. So far, we have released the drilling results for six holes, all of which hosted significant intervals of high-grade mineralization. We are already planning for the 2022 field season which will encompass 10,000 meters of drilling, with three drills starting up in late spring.

Arctic Permitting
In the fall of 2021, Ambler Metals engaged Stantec to conduct a permitting preparedness review for the Arctic Project. After a thorough review, Stantec concluded that the permitting strategy is sound, and the permitting package can proceed with minor changes. Ambler Metals is now making the recommended changes to the permitting package and expects to file the permitting application, which will start the formal permitting process for the Arctic Project, with the United States Army Corps. of Engineers in 2022. We continue to anticipate that the permitting process will take 24 to 30 months.

Bornite Project
While the immediate focus has been on Arctic, we want to remind investors that Bornite is still a remarkable asset. This was highlighted when we announced a new resource estimate in January 2022. Like Arctic, Bornite has extremely high copper grades, specifically the South Reef area which hosts inferred resources of 35.3 million tonnes at a grade of 3.4% copper. Overall, Bornite is impressive with indicated in-pit resources grading over 1% copper, containing almost a billion pounds of copper and inferred in-pit resources of just over two billion pounds of copper at a grade of almost 1% copper.1 We have passed along our findings to the Ambler Metals team who will look at how the Bornite Project fits into the overall development plan at the UKMP.

___________________________
[1] NI 43-101 Technical Report on the Bornite Project, Northwest Alaska, USA with an effective date of December 31, 2021 and release date of February 11, 2022.

Going Forward
We are very excited about our prospects for 2022 as we move expeditiously towards the exploration and development of our assets at the UKMP. The joint venture partners have already approved a $28.5 million budget for 2022, which will include approximately 10,000 meters of drilling at Arctic and the rest of the UKMP. We are also excited to finally be on the cusp of commencing permitting activities at Arctic, which we believe is one of the most high-quality copper assets in the world.

Ambler Metals will be recruiting over 60 direct hire positions for the 2022 field season, in addition to approximately 50 positions hired through contractors. As part of its workforce development plans, Ambler Metals will be kicking off several vocational training programs involving participants from the local NANA and Doyon regions.

We look forward to continuing what has been a productive 2021, and we thank you for being on this journey with us.

Sincerely,

Tony Giardini
President & CEO

Annual Financial Results

The following selected annual information is prepared in accordance with U.S. GAAP.

	in thousands of dollars, except for per share amounts
Selected financial results	Year ended November 30, 2021 $	Year ended November 30, 2020 $
Exploration expense	143	-
Mineral properties and feasibility study	-	2,610
General and administrative	1,517	1,650
Investor relations	602	537
Professional fees	818	1,347
Salaries	2,007	1,411
Salaries – stock-based compensation	3,472	3,564
Gain on derecognition of assets contributed to the joint venture	-	(175,770)
Share of loss on equity investment	13,082	2,855
Comprehensive earnings (loss) for the year	(21,660)	161,767
Basic earnings (loss) per common share	(0.15)	1.14
Diluted earnings (loss) per common share	(0.15)	1.12

For the year ended November 30, 2021, we reported a net loss of $21.7 million (or $0.15 basic and diluted loss per common share) compared to a net earnings of $161.8 million (or $1.14 basic earnings and $1.12 diluted earnings per common share) in fiscal 2020. The $183.4 million decrease in comprehensive earnings in the current year, when compared to fiscal 2020, is primarily due to the $175.8 million gain on the derecognition of assets contributed to the joint venture during fiscal 2020. This variance is offset by $2.6 million in mineral property and feasibility study expenses incurred in 2020 that were not incurred during 2021. Adding to the variances in 2021 were an increase of $10.2 million in our 50% share of the joint venture's net operating loss and an increase of $0.6 million in salaries, offset by a decrease of $0.5 million in professional fees. Our share of loss on equity investment was higher versus the 2020 comparative due to project related drill program costs incurred by Ambler Metals during the 2021 field season. These costs were not incurred during the prior year as the 2020 field season had been cancelled due to the COVID-19 pandemic. The increase in salaries reflects the additions to the executive team during the third quarter of 2020. Professional fees were higher in 2020 due to one-time charges incurred for the implementation of new accounting standards and legal and accounting fees in relation to the formation of the joint venture. Additionally, the Company incurred exploration costs of $0.1 million for a preliminary reconnaissance program on new mineral claims that were staked outside of the UKMP during fiscal 2021.

Liquidity and Capital Resources

We expended $5.1 million on operating activities during the 2021 fiscal year compared with $8.3 million for operating activities for the same period in 2020. A majority of cash spent on operating activities during the prior fiscal years was expended on mineral property expenses, general and administrative expenses, salaries and professional fees. Ambler Metals assumed responsibility for project funding upon formation of the Joint Venture on February 11, 2020. As a result, the majority of cash spent on operating activities during the 2021 fiscal year was expended on general and administrative expenses, salaries and professional fees.

At November 30, 2021, we had $6.3 million in cash and cash equivalents and working capital of $5.6 million. Management believes that the cash available is sufficient to meet its budgeted $5.5 million operating requirements for the next twelve months. The Company continues to manage its cash expenditures through its working capital. All project related costs are funded by the joint venture. Amber Metals is well funded to advance the UKMP with $61.2 million in cash and $55.4 million loan receivable from South32 as at November 30, 2021 and an operating budget of $28.5 million for fiscal 2022. Trilogy does not anticipate having to fund the activities of Ambler Metals until the initial contribution of $145 million is expended.

Future cash requirements may vary materially from current expectations due to a number of factors, including foreign exchange denominated office related costs and insurance renewal costs. The Company will need to raise additional funds to support its operations and administration expenses. Future sources of liquidity may include equity financing, convertible debt, or the exercise of options. The continued operations of the Company are dependent on its ability to obtain additional financing or to generate future cash flows.

Outlook for 2022

On January 11, 2022, the Company announced the approval of the 2022 program and budget for Ambler Metals of approximately $28.5 million to advance the UKMP.  The budget is fully funded by Ambler Metals. The 2022 budget for Ambler Metals, approved by the owners, Trilogy and South32, will cover up to 10,000 meters of helicopter-supported diamond drilling that is expected to commence in early June. The meterage will be divided between resource development drilling at Arctic and scout drilling of both volcanic massive sulphide ("VMS") targets in the Ambler Belt, with a focus on targets near Arctic, and carbonate-hosted copper ("CHC") targets around Bornite and the Cosmos Hills. A greater effort on the ground to identify and evaluate new targets for drilling, including the use of ground and down-hole electro-magnetic surveys, is planned.

On February 7, 2022, the Company announced the approval of the 2022 program and budget for the Ambler Access Project of approximately $30.8 million of which $15.4 million will be funded by AIDEA and $15.4 million will be funded by Ambler Metals.  During the 2022 field season, AIDEA will be carrying out additional work including, geotechnical investigations, right-of-way surveys, environmental studies, road and bridge engineering design work, and cultural resources work.

The Company has approved a 2022 cash budget for corporate activities of approximately $5.5 million (2021 - $5.3 million).  The corporate budget consists of personnel and related costs of $2.1 million (2021 - $2.0 million), professional fees of $0.9 million (2021 - $1.1 million), investor relations and marketing costs of $0.6 million (2021 - $0.6 million), office related costs of $0.5 million (2021 - $0.5 million), insurance costs of $0.5 million (2021 - $0.4 million), regulatory costs of $0.3 million (2021 - $0.3 million) and exploration activities of $0.15 million (2021 - Nil). The 2022 budget has increased slightly from the prior year due mainly to an increase in insurance costs, addition of exploration activities and foreign exchange impacts on Canadian dollar sourced amounts for personnel and office related costs. The Company's management team is focused on the oversight of our investment in Ambler Metals and will closely work with Ambler Metals. The Company's technical staff will work closely with South32's technical team and Ambler Metals exploration staff to review opportunities on advancing its known deposits and look at potential new targets in the large land package that is held by Ambler Metals. A significant amount of uncertainty continues to exist with the Company's annual renewal of its insurance policies and costs are currently unpredictable.  Insurance premiums may differ significantly from our budget.  The Company has sufficient cash on hand to fund its corporate activities including any increases in insurance premiums upon renewal.

2021 Project Activities

Upper Kobuk Mineral Projects

In a press release dated May 17, 2021, the Company announced that Ambler Metals had finalized the details of the 2021 exploration field program at the UKMP for the previously approved $27 million exploration budget. The budget was 100% funded by Ambler Metals and included 7,600 meters of infill and metallurgical drilling at the Arctic Project as well as 7,000 meters of exploration drilling within the Ambler VMS Belt. The exploration program was aligned with a strategy developed by the Company and South32 which prioritized the exploration budget within the UKMP. The strategy defined a program that advances the highest priority projects and exploration targets, both VMS and CHC, ranging from early-stage geophysical anomalies that were identified during the 2019 airborne versatile time domain electromagnetic survey to advanced VMS and CHC prospects with historical resources. The site camp opened on June 1, 2021 with the summer drill program completing on September 22, 2021.

Drilling productivity at the UKMP was behind schedule during the 2021 field season due to adverse weather conditions in the district and challenges with the contractor staffing the drill rigs. As a result, a total of 7,325 meters of the originally planned drill program were completed. Despite the lower-than-expected drill productivity, all planned geotechnical drilling at the Arctic Project was completed and sufficient mineralized material was recovered to complete the planned metallurgical program. The summer 2021 drill program was completed on September 23, 2021.

Arctic Project

The 2021 field season plan for the Arctic Project focused on drilling in order to extract additional material for metallurgical work and for the conversion of mineral resources into the measured category. The metallurgical program associated with this drilling was to support variability test work and pilot plant work. Technical activities at the Arctic Project commenced in early June with initial work focused on infill drilling to further improve the confidence of the Mineral Resources from the Indicated to Measured category. During the field season a total of 18 holes were completed at Arctic comprising 4,131 meters of core. All the core has been logged and sampled.

Regional Exploration Project

During the 2021 field season, two drill rigs were relocated from the Arctic Project to the Regional drilling program. Regional drilling was focused on near Arctic ("Arctic Hub") exploration targets, with the goal of discovering nearby copper-rich satellite deposits within a 3-to-5-kilometer radius of the Arctic deposit. Drilling was completed at the Arctic East and Southeast Arctic targets before moving drills to investigate other targets within the UKMP, including Snow and the Ambler Lowlands. A total of 8 holes were completed totaling 3,194 meters.

In addition to the regional drill program, geologists also carried out regional geological mapping within the Ambler VMS belt. Traverses were completed along creeks within the Center of the Universe prospect, the DH prospect, and in Jackass Creek (between the DH and Cliff prospects), the Bud-Sunshine-West Dead Creek prospect cluster, Dead Creek, Pipe, and the Nora prospects.

Geochemical soil sampling is ongoing within the Cosmos Hills around Bornite and the Ambler VMS Belt. The goal of this program is to follow-up on previous anomalous geochemical results and to investigate geophysical anomalies that were identified during the 2019 airborne versatile time domain electromagnetic survey.

Arctic Mine Permitting

Arctic mine permitting preparation work was ongoing during fiscal 2021 for filing of formal federal permitting documentation for the Arctic Project.  An independent consulting company has completed a preparedness review of the draft permitting package for the Arctic Project and presented the results of this review to the technical teams of South32 and Trilogy. The review concluded that the Ambler Metals permitting strategy is sound and the permitting package can proceed with minor changes. Ambler Metals is now making the recommended changes to the permitting package and expects to file the permitting application, which will start the formal permitting process for the Arctic Project, with the USACE in early 2022.  The Company expects to file the permit application during the first quarter of 2022, and for the overall permitting process to take 24 to 30 months to be completed.

Ambler Access Project

During the summer of 2020, the United States Bureau of Land Management ("BLM") issued the Joint Record of Decision ("JROD") for the AAP. Lawsuits were filed shortly thereafter by a coalition of national and Alaska environmental non-government organizations in response to the BLM's issuance of the JROD for the Ambler Access Project.

On January 6, 2021, BLM, the National Park Service and AIDEA signed Right-of-Way agreements giving AIDEA the ability to cross federally owned and managed lands along the route for the Ambler Access Project approved in the JROD. The authorizing documents with the two agencies are the final federal permits required for the Ambler Access Project.

During the second quarter of 2021, AIDEA signed a land access agreement with Doyon Limited to conduct feasibility and permitting activities to advance the Ambler Access Project and in September 2021 AIDEA signed a land access agreement with NANA Regional Corporation, Inc. to conduct similar activities.

On October 27, 2021, the federal defendants were granted a 60-day stay with respect to each of the lawsuits. In its request for the stay, the DOJ stated that it was necessary to "accommodate review of this matter by officials within the United States Department of the Interior who have engaged in various discussions with multiple parties involving this matter and in government-to-government consultations with tribal entities".

On February 7, 2022, the court granted a second request from the federal defendants for an extension to file their response to the plaintiff's brief.  Ambler Metals had opposed the extension request.  The federal defendants are now required to file their response no later than February 22, 2022.

Development Funding Agreement regarding the Ambler Access Project with the AIDEA

The 2021 field season for the Ambler Access Project consisted of cultural heritage work along the proposed 211-mile, east-west-running controlled industrial access road that would provide industrial access to the Ambler Mining District in Northwestern Alaska. The Alaska Industrial Development and Export Authority has prioritized cultural heritage work, aquatic habitat studies and geotechnical planning for this year's and next year's field seasons to progress the feasibility engineering and permitting work for the road. On August 9, 2021, the Governor of Alaska, Mike Dunleavy, visited the UKMP. During the visit, the Governor reiterated his strong support for the development of the Ambler Mining District and for the development of the Ambler Access Project. He also announced the formation of the Subsistence Advisory Committee Working Group which is to include Native stakeholders within the Northwest Arctic Borough and the Doyon Region who could be affected by the proposed road. This committee is being formed to develop the terms of reference for the formal Subsistence Advisory Committee that will provide guidance on subsistence and other matters for the design and operation of the road.

Bornite Technical Report

The Company also announces it has filed a National Instrument 43-101 technical report with the Canadian securities regulators relating to the Bornite Project which supports the resource estimate previously announced in a press release on January 20, 2022. The technical report is entitled NI 43-101 Technical Report on the Bornite Project, Northwest Alaska, USA and prepared by Bruce Davis, Robert Sim and Jeff Austin, all of whom are "Qualified Persons" under NI 43-101 (the "Bornite Technical Report").

A copy of the Bornite Technical Report is available on the Company's website at www.trilogymetals.com and under the Company's profiles on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

Qualified Persons

Richard Gosse, P.Geo, Vice President Exploration for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101.  Mr. Gosse has reviewed the technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metals exploration and development company which holds a 50 percent interest in Ambler Metals LLC which has a 100 percent interest in the Upper Kobuk Mineral Projects in northwestern Alaska. On December 19, 2019 South32, which is a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler mining district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within land package that spans approximately 172,636 hectares. The Company has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, proposed advancement of the Ambler Road Project, planned activities at the UKMP, the Outlook for 2022, the Company's anticipated budget for corporate activities and the Company's ability to fund its operations and the requirement for additional funding at Ambler Metals, resource and reserve estimates and the timing and amount of estimated future production and the net present value and internal rate of return at the Arctic Project, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving the outcome of pending litigation, success of exploration activities, permitting timelines, requirements for additional capital, risks pertaining to the outbreak of the coronavirus (COVID-19), government regulation of mining operations, environmental risks, prices for energy inputs, labour, materials, supplies and services, uncertainties involved in the interpretation of drilling results and geological tests, unexpected cost increases and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2021 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended ("CIM Definition Standards"). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC contained in SEC Industry Guide 7, and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies under SEC Industry Guide 7. In particular, and without limiting the generality of the foregoing, the term "resource" does not equate to the term "reserves". Under U.S. standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination. The SEC's new mining disclosure rules under Regulation S-K 1300 are closer, but not identical to NI 43-101 and CIM Definition Standards. As the Company is not yet subject to Regulation S-K 1300, it remains subject to SEC industry Guide 7. We have no reserves under SEC Industry Guide 7. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards under either SEC's Industry Guide 7 or Regulation S-K 1300.

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SOURCE Trilogy Metals Inc.

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For further information: Company Contacts, Patrick Donnelly, Vice President Corporate Communications & Development, 604-638-8088 or 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 11-FEB-22